Exhibit 14

POWERWAVE TECHNOLOGIES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1.0 Purpose

The commitment to excellence is fundamental to the philosophy of Powerwave Technologies, Inc. The commitment to excellence means that employees share a common set of objectives and benefit from the achievement of those objectives. One essential objective is our conviction to uphold ethical standards in all corporate activities. These standards apply to all of the Company’s activities in every market it serves. The purpose of this Code of Business Conduct and Ethics is to strengthen the Company’s ethical climate and to provide basic guidelines for situations in which ethical issues arise.

This Code of Business Conduct and Ethics covers a wide range of business practices and is intended to ensure compliance with legal requirements and our standards of business conduct. All Company employees and members of the Board of Directors are expected to read and understand this Code of Business Conduct and Ethics, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.

Because the principles described in this Code of Business Conduct and Ethics are general in nature, you should also review all applicable Company policies and procedures for more specific instruction, and contact the Human Resources Department or Legal Department if you have any questions.

Nothing in this Code of Business Conduct and Ethics, in any Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code of Business Conduct and Ethics is subject to modification. This Code of Business Conduct and Ethics supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent. The Board of Directors of the Company has the exclusive responsibility for the final interpretation of this Code of Business Conduct and Ethics.

2.0 Scope

Ethical business conduct is critical to our business and it is your responsibility to respect and adhere to the practices described in this Code of Business Conduct and Ethics. Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Company, its directors, officers, and other employees. This policy applies to all Company employees, full time, part time, or temporary, as well as members of the Board of Directors. This Code of Business Conduct and Ethics also should be provided to and followed by the Company’s agents and representatives, including consultants.

3.0 Codes of Conduct

3.1 General Standards of Conduct

The Company expects all employees and board members to exercise good judgement to ensure the safety and welfare of employees, agents and contractors and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company.

3.2 Compliance with Laws

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. Company employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. For additional information relating to the Foreign Corrupt Practices Act, please refer to the Company’s Foreign Corrupt Practices Act Policy. Each employee, is expected to acquire appropriate knowledge of the requirements relating to his or her duties to enable him or her to recognize potential dangers and to know when to seek advice from supervisors, managers or the Legal or Human Resources Department on specific Company policies and procedures. It is the Company’s policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations. If you have any questions concerning government relations you should contact the Company’s Legal Department.

3.3 Conflicts of Interest

Each of us has a responsibility to the Company, our stockholders and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. The Company is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety. If you become aware of any transaction or relationship that you believe is a conflict of interest or that you believe may result in a conflict of interest, this information should be provided to either the Vice President of Organizational Development, Chief Financial Officer or Vice President of Legal Affairs.

What constitutes conflict of interest? A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company. Examples include:

3.3.1 Employment/Outside Employment. In consideration of your employment with the Company, you are expected to devote your full attention to the business interests of the Company. You are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. Our policies prohibit any employee from accepting simultaneous employment with a Company supplier, customer, or competitor, or from taking part in any activity that enhances or supports a competitor’s position. Additionally, you must disclose to the Company any interest that you have that may conflict with the business of the Company. If you have any questions on this requirement, you should contact your supervisor or the Human Resources Department.

3.3.2 Outside Directorships. It is a conflict of interest to serve as a member of the board of directors of any company that competes with the Company. Although you may serve as a director of a Company supplier, customer, or other business partner, our policy requires that you first obtain approval from the Company’s Chief Financial Officer and Legal Department before accepting a directorship.

3.3.3 Business Interests. If you are considering investing in a Company customer, supplier, or competitor, you must first take great care to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company’s decisions; your access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company.

3.3.4 Related Parties. As a general rule, you should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an employee. If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Company’s Chief Financial Officer or Vice President of Organizational Development. If determined to be material to the Company by the Chief Financial Officer, the Company’s Audit Committee must review and approve in writing in advance such related party transactions. The most significant related party transactions, particularly those involving the Board of Directors of the Company or executive officers, must be reviewed and approved in writing in advance by the Company’s Board of Directors. The Company must report all such material related party transactions under applicable accounting rules, Federal securities laws, SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given.

The Company prohibits the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). The purpose of this policy is to prevent the organizational impairment and conflicts that are a likely outcome of the employment of relatives or significant others, especially in a supervisor/subordinate relationship. If a question arises about whether a relationship is covered by this policy, the Human Resources Department is responsible for determining whether an applicant’s or transferee’s acknowledged relationship is covered by this policy. The Human Resources Department shall advise all affected applicants and transferees of this policy. Willful withholding of information regarding a prohibited relationship/reporting arrangement may be subject to corrective action, up to and including termination. If a prohibited relationship exists or develops between two employees, the employee in the senior position must bring this to the attention of his/her supervisor. The Company retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination, if necessary.

3.3.5 Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind you should consult with the Human Resources or Legal Department.

3.4 Corporate Opportunities

Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of Company property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.

3.5 Protecting the Company’s Confidential Information

The Company’s confidential information is a valuable asset. The Company’s confidential information includes any non public fact concerning the Company’s business, operations, products, financial affairs, customers, suppliers and Company securities, including specifically product designs, specifications and bills of material. This information is the property of the Company and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Company business purposes only. Every employee must safeguard it. It is against Company policy for any employee or Company director to provide confidential information to a third party without the prior consent of the Company’s executive management. From time to time, the need may arise to disclose confidential information to an individual or entity outside of the Company to further the Company’s business relationship. For example, when dealing with a potential component supplier, the need may arise to disclose confidential designs or information about sales volumes. Confidential information should not be disclosed to anyone outside of the Company without first obtaining a signed non-disclosure agreement with the recipient of the disclosure. When Company confidential information is disclosed to a third party pursuant to a non-disclosure agreement, the information should be marked “Powerwave Confidential Information” or with a similar marking indicating that the information is confidential. The above notation should be placed on all written materials, including power point presentations, emails, diagrams, charts, proposals, and specifications. If you need assistance with a non-disclosure agreement, please contact the Legal Department.

3.6 Obligations Under Securities Laws-“Insider” Trading

Obligations under the U.S. securities laws apply to everyone. In the normal course of business, you may come into possession of significant, sensitive information. This information is the property of the Company — you have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf. The purpose of this policy is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to Company policy and U.S. securities laws.

Insider trading is a crime, penalized by fines of up to $5,000,000 and 20 years in jail for individuals. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made, and are often subjected to an injunction against future violations. Finally, insider traders may be subjected to civil liability in private lawsuits.

As a result, it is important both to you and the Company that insider-trading violations not occur. You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. You should contact the Chief Financial Officer or the Legal Department if you are unsure as to whether or not you are free to trade.

The Company maintains a “Blackout Period” during which all employees and members of the board of directors are prohibited from buying or selling the Company’s Common Stock. The standard Blackout Period will begin on the eleventh business day of the last accounting month of each quarter and will last until two business days after the Company publicly announces its financial results to the public via a press release. The Chief Financial Officer will establish and confirm all Blackout Period dates and will provide written notice of the beginning and ending dates of all Blackout Periods to all employees and directors.

3.7 Use of Company’s Assets

3.7.1	General. Protecting the Company’s assets is a key responsibility of every employee. Care should be taken to ensure that assets are not misappropriated, loaned to others, sold or donated, without appropriate authorization. All Company employees are responsible for the proper use of Company assets, and must safeguard such assets against loss, damage, misuse or theft. Employees who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment at the Company’s sole discretion. Company equipment and assets are to be used for Company business purposes only. Employees may not use Company assets for personal use, nor may they allow any other person to use Company assets. Employees who have any questions regarding this policy should bring them to the attention of the Company’s Human Resources Department.

3.7.2	Physical Access Control. The Company has and will continue to develop procedures covering physical access control to ensure privacy of communications, maintenance of the security of the Company communication equipment, and to safeguard Company assets from theft, misuse and destruction. You are personally responsible for complying with the level of access control that has been implemented in the facility where you work. You must not defeat or cause to be defeated the purpose for which the access control was implemented.

3.7.3	Company Funds. Every Company employee is personally responsible for all Company funds over which he or she exercises control. Company agents and contractors should not be allowed to exercise control over Company funds. Company funds must be used only for Company business purposes. Every Company employee must take reasonable steps to ensure that the Company receives good value for Company funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner in conformance with the Company’s written Expense Report Policy.

3.7.4	Computers and Other Equipment. The Company strives to furnish employees with the equipment necessary to efficiently and effectively do their jobs. You must care for that equipment and use it responsibly only for Company business purposes. If you use Company equipment at your home or off site, you must take precautions to protect it from theft or damage, just as if it were your own. If the Company no longer employs you, you must immediately return all Company equipment. While computers and other electronic devices are made accessible to employees to assist them to perform their jobs and to promote the Company’s interests, all such computers and electronic devices, whether used entirely or partially on the Company’s premises or with the aid of the Company’s equipment or resources, must remain fully accessible to the Company and will remain the sole and exclusive property of the Company. Employees should not have any expectation of privacy with respect to anything they create, store, send or receive on the Company’s systems (includes email systems, internet systems, desktop computers, notebook computers, networks, servers, storage devices or any other hardware or software owned, leased, or operated in whole or in part by or on behalf of the Company.) To the extent permitted by applicable law, the Company retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device at any time, either with or without an employee’s knowledge, consent or approval.

3.7.5	Software. All software used by employees to conduct Company business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you and the Company to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the employee to disciplinary action, up to and including termination. The Company’s IS Department will inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

3.8 Document Retention

The purpose of this policy is to set forth and convey the Company’s business and legal requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. The Company is required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Records should always be retained or destroyed according to the Company’s records retention policies. In accordance with those policies, in the event of litigation or a governmental investigation, immediately halt any destruction of related documents and consult with the Company’s Legal Department. For a more detailed description of this subject, please refer to the Company’s Document Retention Policy.

3.9 Books and Records

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Many employees regularly incur business expenses, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor. Rules and approval procedures are available from the accounting department and are documented in the Company’s written policies and procedures. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.

The Company has implemented controls in the form of practices, policies and procedures based on internal needs, and the requirements of applicable laws and regulations. These established practices, policies and procedures must be followed to assure the complete and accurate recording of all transactions. All staff are expected to adhere to these practices, policies and procedures, in performing their job functions.

Any accounting adjustments that materially depart from generally accepted accounting principles must be approved by the Audit Committee and reported to the Company’s independent auditors. In addition, all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other relationships of the Company with unconsolidated entities or other persons that may have a material current or future effect on the financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses must be disclosed to the audit committee and the Company’s independent auditors.

No employee or non-employee director may interfere with or seek to improperly influence, directly or indirectly, the auditing of the Company’s financial results or records.

3.10 Documents Filed with the SEC and Public Communications.

The Company is required by applicable laws and regulations of the Securities and Exchange Commission to file reports and documents with the Securities and Exchange Commission and also, from time to time, makes public communications. All documents or reports that the Company files with or submits to the Securities and Exchange Commission or related public communications shall comply with all applicable laws and regulations, shall be full, fair, accurate, and understandable and shall be timely filed or communicated.

3.11 Foreign Corrupt Practices Act.

The Company requires full compliance with the Foreign Corrupt Practices Act (FCPA) by all of its employees, agents, and contractors.

The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of: influencing any act or failure to act, in the official capacity of that foreign official or party; or inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone. All Company employees whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance.

Laws in most countries outside of the United States also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business. No contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of the Company’s Chief Financial Officer.

3.12 Export Controls

A number of countries maintain controls on the destinations to which products or software may be exported. Some of the strictest export controls are maintained by the United States against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the United States and to exports of products from other countries, when those products contain U.S.-origin components or technology. No employee may ship products to a customer in a foreign country in violation of applicable export control laws. The Legal Department can provide you with guidance on which countries are prohibited destinations for Company products.

3.13 Customer Relationships

If your job puts you in contact with any Company customers or potential customers, it is critical for you to remember that you represent the Company to the people with whom you are dealing. We should all act in a manner that creates value for our customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and the Company employees, agents and contractors must act to preserve and enhance our reputation.

3.14 Payments or Gifts from Others

Under no circumstances may employees accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as or intended, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to Human Resources Department or Legal Department.

Gifts given by the Company to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company’s books and records.

3.15 Publications of Others

The Company subscribes to many publications that help employees do their jobs better. These include newsletters, reference works, online reference services, magazines, books, and other digital and printed works. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. You must first obtain the consent of the publisher of a publication before copying publications or significant parts of them. When in doubt about whether you may copy a publication, consult the Legal Department.

3.16 Handling the Confidential Information of Others

The Company has many kinds of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship with that party. Whatever the situation, we must take special care to handle the confidential information of others responsibly. We handle such confidential information in accordance with our agreements with such third parties. You should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information. The Legal Department can provide nondisclosure agreements to fit any particular situation and will coordinate appropriate execution of such agreements on behalf of the Company. Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary, for your immediate purposes, it should be refused.

Once a third party’s confidential information has been disclosed to the Company, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Company employees with a need to know the information. Every employee involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the Legal Department.

3.17 Selecting Suppliers

The Company’s suppliers make significant contributions to our success. To create an environment where our suppliers have an incentive to work with the Company, they must be confident that they will be treated lawfully and in an ethical manner. The Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company’s policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. Under no circumstances should any Company employee attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed.

3.18 Lobbying

Employees whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from the Company’s Legal Department. Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials. Preparation, research, and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made.

3.19 Government Contracts

It is the Company’s policy to comply fully with all applicable laws and regulations that apply to government contracting. It is also necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments. The Company’s Legal Department must review and approve all contracts with any government entity.

3.20 Free and Fair Competition

Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. The Company is committed to obeying both the letter and spirit of these laws.

These laws often regulate the Company’s relationships with its sales representatives, resellers, and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, product bundling, restrictions on carrying competing products, termination, and many other practices.

Competition laws also strictly govern relationships between the Company and its competitors. Although the spirit of these laws, known as “antitrust,” “competition,” “consumer protection” or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To ensure that the Company complies fully with these laws, each of us should have a basic knowledge of them and should involve the Legal Department early on when questionable situations arise.

3.21 Fair Dealing

It is the Company’s policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of our competitors and abiding by all applicable laws in the course of competing. The purpose of this policy is to maintain the Company’s reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace. The Company expects its competitors to respect our rights to compete lawfully in the marketplace, and we must respect their rights equally. Company employees, agents and contractors may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors. Employees of the Company may not knowingly make false or misleading statements regarding its competitors or the products of its competitors, customers or suppliers.

3.22 Communications with the Public

Specific policies have been established regarding who may communicate information to the press and the financial analyst community. All inquiries or calls from the press and financial analysts should be referred to the Chief Executive Officer or Chief Financial Officer. The Company has designated its Chief Executive Officer and Chief Financial Officer as official Company spokespeople for financial and other matters. These designees are the only people who may communicate with the press on behalf of the Company.

3.23 Discrimination and Harassment

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

3.24 Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has the responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated and will result in immediate termination of employment.

4 WAIVERS

Any waiver of any provision of this Code of Business Conduct and Ethics for a member of the Company’s Board of Directors or an executive officer must be approved in writing by the Company’s Board of Directors and promptly disclosed per applicable SEC rules and regulations and securities market rules. Any waiver of any provision of this Code of Business Conduct and Ethics with respect any other employee must be approved in writing by the Company’s Chief Executive Officer.

5 DISCIPLINARY ACTIONS

The matters covered in this Code of Business Conduct and Ethics are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. We expect all of our employees to adhere to these rules in carrying out their duties for the Company. In addition, all employees are expected to perform their work with honesty and integrity in any areas not specifically addressed by this Code of Business Conduct and Ethics.

This Code of Business Conduct and Ethics reflects general principles to guide employees in making ethical decisions and is not intended to address every specific situation. As such, nothing in this Code of Business Conduct and Ethics prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to employee conduct, whether or not the conduct is expressly discussed in this Code of Business Conduct and Ethics. In addition, the Company will take appropriate action against any employee whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

6 COMPLIANCE PROCEDURES

Part of your job and ethical responsibility is to help enforce this Code of Business Conduct and Ethics. You should be alert to possible violations and report possible violations to either the Vice President of Organizational Development, Chief Financial Officer or the Vice President of Legal Affairs. If you desire to report violations on an anonymous basis, you may contact Ethics Point at (866) 384-4277 or via the internet at www.ethicspoint.com. Ethics Point will be answered by trained consultants who are not employees of the Company. They assist many companies in providing employees with ways to report concerns and obtain guidance on a variety of ethical issues. If you call Ethics Point, the consultant will ask you for details about your concern so that he or she may report the matter to the Company for investigation, but will not pressure you to reveal your name if you choose not to reveal it.

Employees who have information about suspected improper accounting our auditing matters should bring it to the attention of their supervisors and/or the Audit Committee of the Board of Directors. Employees are required to come forward with any such information, without regard to the identity or position of the suspected offender. Employees may contact the Audit Committee via Ethics Point by calling (866) 384-4277 or via the internet at www.ethicspoint.com. Information may be supplied on an anonymous basis, if desired. The Company will treat the information in a confidential manner (consistent with appropriate evaluation and investigation) and will seek to ensure that no acts of retribution or retaliation will be taken against anyone for making a report. Because failure to report criminal activity can be understood to condone the crime, the Company emphasizes the importance of reporting. Failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

You are expected to cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code of Business Conduct and Ethics or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited. Violations of law, this Code of Business Conduct and Ethics or other Company policies or procedures by Company employees can lead to disciplinary action up to and including termination.

7 GENERAL GUIDANCE

In the workplace there are countless examples of ethical and legal business problems with many right and wrong solutions. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? Use your judgment and common sense. If something seems unethical or improper it probably is.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from Company resources. If you feel uncomfortable approaching your supervisor, discuss the issue with your department manager or your Human Resources representative.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Please indicate that you have received, read and will abide by this Code of Business Conduct and Ethics by signing your name and dating the attached acknowledgment and returning it promptly to the Human Resources Department.

ACKNOWLEDGEMENT

I certify that I have received and read and that I will abide by the Powerwave Technologies, Inc. Code of Business Conduct and Ethics distributed to me on             .

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